Exhibit 10.9

Gossamer Bio Services, Inc.

January 4, 2018

Faheem Hasnain

4840 Rancho Del Mar Trail

San Diego, CA 92130

Dear Mr. Hasnain:

I am pleased to offer you a position with Gossamer Bio Services, Inc. (“Gossamer Services”), a wholly-owned subsidiary of Gossamer Bio, Inc. (“Parent” and together with Gossamer Services, collectively the “Company”), working out of the Company’s headquarters located in San Diego, California, effective as of the Effective Date. Outlined below are the terms of this offer letter (“Offer Letter”) for your review.

Effective as of January 4, 2018 (the “Effective Date”), you will be employed by Gossamer Services, on a full-time basis, as its Chief Executive Officer and to serve as an officer with those same positions of Parent. You shall have all the duties, responsibilities and authority commensurate with these positions, subject to the supervision of, and reporting directly to, Parent’s Board of Directors (the “Board”). For the avoidance of doubt, all references in this Offer Letter to your “employment with the Company”, shall include your employment with the Company and any of its affiliates and subsidiaries, as applicable.

As of the Effective Date, you shall continue to serve as Chairman of the Board (subject to formal Board approval), to hold such position for so long as you serve as Chief Executive Officer or Executive Chairman of the Company, or until your earlier resignation or removal. It is the Board’s expectation that you will become the Company’s Executive Chairman of the Board upon the earlier of (i) 90 days after the initial closing (the “Next Financing Closing”) of the sale of shares of preferred stock (other than Series A Preferred Stock (as defined in that certain Series A Convertible Preferred Stock Purchase Agreement, dated on or about the date hereof (the “SPA”)) or similar investment security by the Company following the Closing (as defined in the SPA) (such sale of shares, the “Next Financing”) (ii) the Company or any of its affiliates or subsidiaries filing a Registration Statement on Form S-1 with the Securities Exchange Commission under the Securities Act of 1933, as amended, for a firm commitment underwriting of the Common Shares of the Company (the “IPO”), and (iii) Sheila Gujrathi being appointed as the Company’s Chief Executive Officer. Upon your cessation of service in an executive and Executive Chairman role with the Company you shall be deemed to have voluntarily resigned from the Board, effective immediately, provided, however, nothing contained herein shall adversely affect your rights under, or your ability to be elected to the Board pursuant to, any voting agreement of Parent to which you are a party, or by vote of any Common Shares that you may own directly or indirectly, and if at the time of cessation of your service in an executive role you are serving on the Board pursuant to an election under the provisions of such voting agreement, you will not be deemed to have voluntarily resigned from the Board.

You agree to perform the duties and responsibilities of your positions, and such other duties and responsibilities as shall from time to time be mutually agreed upon between you and the Board.

You agree that, while employed by the Company, you will devote substantially all of your business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it; provided, however, it is agreed that you may (i) serve on outside boards on which you serve as of the Effective Date and which are listed on the attached Exhibit A or as otherwise approved by the Board following the Effective Date, (ii) serve on the boards of directors of non-profit organizations; (iii) participate in charitable, civic, educational, professional, community or industry affairs, and (iv) manage your personal investments to the extent such activities do not individually or in the aggregate interfere with your duties and responsibilities to the Company or create an actual or potential conflict of interest with the Company’s business. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company, as adopted and amended from time to time by the Company.

You will receive an annual base salary of $475,000, less applicable tax and other withholdings and deductions, payable in accordance with the normal payroll practices of the Company in effect from time to time.

Your performance will be reviewed by the Compensation Committee of the Board on an annual basis in conjunction with an annual salary review. Commencing with calendar year 2018, you will be eligible to receive an annual cash incentive bonus with a target amount equal to 50% of your then-current annual base salary. Your bonus in respect of 2018, and any future bonuses, will be subject to the terms of the applicable bonus plan developed and approved by the Board or the Compensation Committee of the Board in consultation with you. Any bonus awarded will be paid, subject to required withholdings and deductions, on or before March 15 of the calendar year immediately following the year for which the bonus was awarded, subject to your employment at the end of the calendar year for which the bonus is due, except as otherwise expressly provided for herein.

As of the Closing, you or your affiliate(s) (including, without limitation, trusts for the benefit of you or your family members) hold, in the aggregate, 20,612,000 shares (the “Founder’s Equity”) of the Company’s Common Stock, $0.0001 par value per share (“Common Shares”), representing seventeen and one-half percent (17.5%) of the Company’s fully diluted capitalization. You hereby agree and acknowledge that notwithstanding (i) any agreements between yourself and any third party relating to the Founder’s Equity which were in effect prior to the date of the Closing, and (ii) any documents governing the terms and conditions of the Founder’s Equity which were in effect prior to the date of the Closing (collectively, the “Prior Agreements”), effective as of the Closing, fifty percent (50%) of the Founder’s Equity held by you shall be subject to vesting (the “Restricted Shares”) on the following terms: twenty percent (20%) of the Restricted Shares will vest on the first anniversary of the date of the Closing and the remainder of the Restricted Shares will vest in forty-eight (48) substantially equal monthly installments thereafter, subject to your continued provision of services to the Company as a full-time employee on each applicable date, except as otherwise provided for herein.

Within thirty (30) days following the date of the Closing, the Company will grant you (at no additional cost) 1,131,962 restricted Common Shares (or at your option, an alternative equity grant structure that complies with or is exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) mutually agreed to by you and the Company) (the “Anti-Dilution Shares”), which represents the amount of additional shares necessary so that the total number of Common Shares held by you and your affiliate(s) (including Founder’s Equity, both vested and unvested) and any Common Shares issued under or subject to any other Company equity award held by you, plus the Anti-Dilution Shares, would represent fifteen percent (15%) of the Company’s fully diluted capitalization assuming a further equity financing by the Company following the Closing raising gross proceeds of $100 million on a $500 million pre-money valuation and an increase in the number of shares reserved for issuance under the Company’s equity incentive plans to five percent (5%) of the fully diluted capitalization as of the Anti-Dilution Termination Date (which 5% shall include all shares previously issued under any of the Company’s equity incentive plans and all shares available for issuance thereunder). The Anti-Dilution Shares will be adjusted in the future, if necessary, at no additional cost, in an amount up (either in restricted Common Shares, or at your option, an alternative equity grant structure that complies with or is exempt from Code Section 409A mutually agreed to by you and the Company) or down, to account for the actual issuance of equity by the Company in the Next Financing such that the total ownership position by you and your affiliate(s) (including Founder’s Equity, both vested and unvested, and any Common Shares issued under or subject to any other Company equity award issued to you) on the Anti-Dilution Termination Date (as defined below) is fifteen percent (15%) of the Company’s fully diluted capitalization based on the actual capitalization of the Company on the Anti-Dilution Termination Date; provided, that for purposes of calculating the fully diluted capitalization of the Company on the Anti-Dilution Termination Date, (x) any increase in the number of Common Shares reserved for issuance and/or issued under any of the Company’s equity incentive plans following the Closing in excess of five percent (5%) of the fully diluted capitalization of the Company on the Anti-Dilution Termination Date and (y) any shares issued in connection with any acquisitions, licenses, strategic partnerships, collaborations or other corporate transactions shall be disregarded, and provided further, if you or your affiliate(s) sell, transfer or otherwise dispose of any such equity in the Company prior to the Anti-Dilution Termination Date, the fifteen percent (15%) capitalization referred to in this paragraph shall be calculated as if such sale, transfer or other disposition had not occurred. The Anti-Dilution Shares shall be subject to vesting, and shall vest on the same schedule as the Founders Equity, assuming the date of the issuance of any Anti-Dilution Shares is considered the Closing for purposes of determining the portion of the Anti-Dilution Shares vested upon issuance and schedule for the vesting of the remaining Anti-Dilution Shares. For example, an issuance of Anti-Dilution Shares on the 30th day following the Closing would be fifty percent (50%) vested on issuance, and the remaining fifty percent (50%) would vest twenty percent (20%) (i.e., ten percent (10%) of all Anti-Dilution Shares) on the first anniversary of the Closing and the balance would vest in forty-eight (48) substantially equal monthly installments thereafter, subject to your continued provision of services to the Company as a full-time employee on each applicable date, except as otherwise provided herein. Notwithstanding anything herein to the contrary and for the avoidance of doubt, you hereby agree that your right to the Anti-Dilution Shares shall be non-transferrable other than by will or the laws of descent and distribution. As used herein, the “Anti-Dilution Termination Date” shall be the earliest to occur of the following: (i) the Company raising $300 million in equity capital (including, for the avoidance of doubt, all amounts raised under the SPA and $20 million in respect of the capital raised in AA BioPharma), (ii) the date immediately prior to the pricing of the IPO, (iii) a termination of your full-time employment with the Company for any reason, (iv) the date on which you cease to own any equity in the Company (other than the Anti-Dilution Shares), or (v) consummation of a Change in Control. Any Anti-Dilution Shares held by you that are in excess of the number of Common Shares necessary to retain your fifteen percent (15%) ownership as of the Anti-Dilution Termination Date (including, for the avoidance of doubt, Founder’s Equity, both vested and unvested, and any Common Shares issued under or subject to any other Company equity award issued to you) as provided in this paragraph shall be forfeited by you to the Company for no consideration as of such Anti-Dilution Termination Date.

In addition to the above, in the event that during the time period between the Closing and the date immediately prior to the pricing of the IPO the aggregate number of shares of capital stock of the Company then outstanding (on a fully-diluted basis) has increased by less than seventeen and one half percent (17.5%) (the “Capitalization Target”) from the number of shares of capital stock of the Company outstanding (on a fully-diluted basis) as of immediately following the Closing (excluding the issuance of (i) any Anti-Dilution Shares, (ii) any Common Shares issued as compensation to members of the Board or the Scientific Advisory Board of the Company and (iii) any shares issued in connection with any acquisitions, licenses, strategic partnerships, collaborations or other corporate transactions), or if, notwithstanding the failure to meet the Capitalization Target, the Board determines in its sole discretion that the terms and amount of any equity financings following the Closing are extremely favorable to the Company, then the Company shall make a one-time grant of restricted Common Shares or at your option, an alternative equity grant structure that complies with or is exempt from Code Section 409A mutually agreed to by you and the Company (the “Additional Shares”) at no additional cost equal to one percent (1%) of fully-diluted capitalization of the Company immediately prior to the grant of such Additional Shares, which shares will vest in forty-eight (48) substantially equal monthly installments commencing one (1) month after the date of grant.

Notwithstanding anything to the contrary, the Common Shares subject to any grant of Anti-Dilution Shares and Additional Shares, if any, will be issued to you solely in consideration for your past and future services to the Company and its subsidiaries and affiliates. You acknowledge and agree that you may file an election to recognize tax liability (including the filing of an election under Section 83(b) of the Internal Revenue Code (an “83(b) Election”)) within thirty (30) days following the date of any such grant if applicable. Subject to you timely filing an 83(b) Election with the Internal Revenue Service, promptly following delivery of a copy of such 83(b) Election to the Company, you and the Company will enter into a non-recourse promissory note and security agreement with respect to the Anti-Dilution Shares (in the forms agreed to by you and the Company), pursuant to which the Company will lend you an amount necessary for you to pay all applicable income and employment taxes on the fair market value of the property with respect to which you filed such Section 83(b) Election, up to a maximum loan amount of $1,000,000, and the amount of such taxes (whether greater or less than $1,000,000) will be withheld by the Company to satisfy the income and employment tax withholding obligations incurred in connection with such 83(b) Election. Such loan shall be due and payable in full upon the earliest of (i) ten (10) business days prior to the initial public submission of a registration statement on Form S-1 in connection with the IPO; (ii) a Change in Control; (iii) the fifth anniversary of the date of such loan; or (iv) immediately prior to such loan becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, as amended.

You hereby agree and acknowledge that notwithstanding any provisions in the Prior Agreements to the contrary, except as otherwise expressly set forth in this Offer Letter, upon the termination of your full-time employment with the Company for any reason, all Restricted Shares, Anti-Dilution Shares, and Additional Shares that are unvested as of such date shall be forfeited by you for no consideration immediately upon such termination.

This Offer Letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice; provided, however, in the event you elect to terminate your employment without Good Reason, you agree to provide the Company with at least thirty (30) days’ advance written notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and a member of the Board, which expressly states the intention to modify the at-will nature of your employment.

Similarly, nothing in this Offer Letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. This Offer Letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment. Your employment and this Offer Letter will be governed by the laws of the State of California, without reference to conflicts of laws principles which would result in the application of the law of any other jurisdiction.

In the event your employment with the Company ever terminates, on your last day of employment, you will receive your base salary and all accrued but unused vacation time through the last day of your employment, in accordance with the Company’s then-current payroll policies and practices (the “Termination Payment”). Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated at any time by the Company (or any of its subsidiaries or affiliates, as applicable, or any of their respective successors or assigns) without Cause (excluding by reason of your death and Disability) or by you for Good Reason in each case prior to a Change in Control, then, subject to your remaining available to provide consulting services to the Company as reasonably requested by the Board upon reasonable notice, in addition to the Termination Payment, the Company shall provide the following payments and benefits (“Severance Benefits”): (i) continued payment of your base salary at the then-current rate per pay period, reduced by all applicable taxes and withholdings, for a period of twelve (12) months following your termination date, in accordance with the Company’s then-current payroll policies and practices, (ii) payment of an incentive bonus amount (which assumes the achievement of annual targets) pro-rated for the portion of the then-current calendar year during which you were employed by the Company, within sixty (60) days following the last day of your employment, (iii) the Anti-Dilution Termination Date shall be extended to the date that is twelve (12) months from such termination of employment for purposes of determining any adjustment of Anti-Dilution Shares or the issuance of Additional Shares, and the vesting of any Anti-Dilution Shares and Additional Shares issued to you shall be accelerated for twelve (12) months of additional vesting from the date of such termination, (iv) the acceleration for twelve (12) months of additional vesting of any unvested portion of any equity awards then held by you (other than the Anti-Dilution Shares and Additional Shares which are addressed in (iii) above), including, without limitation, the Restricted Shares; and (v) provided you timely elect and remain eligible for coverage pursuant to Part 6 of Title I of ERISA, or similar state law (collectively, “COBRA”), payment or reimbursement to you of an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plans as in effect on the date of your termination with respect to the level of coverage in effect for you and your eligible dependents as of the date of your termination, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid, with respect to the period from the date of your termination until the earlier of (x) twelve (12) months following such date and (y) the date you become eligible for coverage under a subsequent employer’s medical plan.

In the event your employment is terminated at any time by the Company (or any of its subsidiaries or affiliates, as applicable, or any of their respective successors or assigns) without

Cause (excluding by reason of your death and Disability) or by you for Good Reason in each case on or within twelve (12) months after a Change in Control, then, in addition to the Termination Payment, the Company shall provide the following payments and benefits (“Change in Control Severance Benefits”): (i) continued payment of your base salary at the then-current rate per pay period, reduced by all applicable taxes and withholdings, for a period of eighteen (18) months following your termination date, in accordance with the Company’s then-current payroll policies and practices, (ii) payment of an incentive bonus amount (which assumes the achievement of annual targets) pro-rated for the portion of the then-current calendar year during which you were employed by the Company, within sixty (60) days following the last day of your employment, (iii) full vesting of any unvested portion of any equity awards then held by you, which shall no longer be subject to any restrictions or forfeiture, and full exercisability with respect to stock options and similar awards; and (iv) provided you timely elect and remain eligible for coverage pursuant to COBRA, payment or reimbursement to you of an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plans as in effect on the date of your termination with respect to the level of coverage in effect for you and your eligible dependents as of the date of your termination, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid, with respect to the period from the date of your termination until the earlier of (x) eighteen (18) months following such date and (y) the date you become eligible for coverage under a subsequent employer’s medical plan. Notwithstanding anything to the contrary and for the avoidance of doubt, any Change in Control Severance Benefits paid to you shall be instead of, and not in addition to, any Severance Benefits that may be paid to you.

In the event your employment is terminated at any time by the Company (or any of its subsidiaries or affiliates, as applicable, or any of their respective successors or assigns) by reason of your death or Disability, then, in addition to the Termination Payment, (x) the Anti-Dilution Termination Date shall be extended to the date that is twelve (12) months from such termination of employment for purposes of determining any adjustment of Anti-Dilution Shares or the issuance of Additional Shares and (y) the Company shall provide that the greater of (i) fifty percent (50%) of the unvested portion of any equity awards then held by you immediately prior to such termination or issued to you during such extended Anti-Dilution Termination Date (including, without limitation, the Restricted Shares, Anti-Dilution Shares, and Additional Shares, if any) and (ii) the portion of such equity awards that would have otherwise vested in the (12) month period following the date of such termination of employment, shall vest and shall no longer be subject to restrictions or forfeiture on the date of such termination (“Qualified Accelerated Vesting”).

Notwithstanding anything to the contrary in the foregoing, you will not be entitled to receive any Severance Benefits, Change in Control Severance Benefits, or Qualified Accelerated Vesting, as applicable (to the extent applicable, the “Termination Benefits”) unless, within sixty (60) days following the date of termination, you, or in the event of your death or Disability, your legal representatives, have executed a general release of all known and unknown claims and covenant not to sue in the form attached hereto as Exhibit B (with such changes to form to help ensure enforceability under applicable law) and any revocation period thereunder has lapsed without exercise by you (or your legal representatives) of such revocation right.

The Termination Benefits shall be paid or commence on the first payroll period following the date the release becomes effective (the “Payment Date”) and the first payment shall include all accrued amounts from the date of termination, provided that if the period during which you may deliver the release required hereunder spans two (2) calendar years, the Payment Date shall be no earlier than January 1 of the second calendar year.

For purposes of this Offer Letter, “Change in Control” shall have the meaning set forth in the Gossamer Bio, Inc. 2017 Equity Incentive Plan, as in effect on the Effective Date (the “Equity Plan”).

As used herein, “Cause” means: (i) a willful and material act of dishonesty by you in connection with the performance of your duties as an employee of the Company; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic offense that does not result in a fatality), or any crime involving fraud or embezzlement that the Board reasonably determines has had or is reasonably likely to have a materially detrimental effect on the Company’s reputation or business; (iii) your gross misconduct in the performance of your duties as an employee of the Company; (iv) your willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful and material breach of any obligations under any written agreement or written covenant with the Company; or (vi) your continued willful and substantial failure to perform your material employment duties that are lawfully assigned to you in good faith by your reporting superior (other than as a result of your death or Disability) after written notice. Cause shall not exist unless, in any case, you have first received a written notice from the Board that sets forth the factual basis for the Board’s determination as to any behavior or occurrence claimed as Cause and you fail to cure such claimed behavior or occurrence, if curable, to the reasonable satisfaction of a majority of the Board within ten (10) business days after receiving such written notice, in which case your termination date will be the expiration date of the cure period, if any. For purposes of this paragraph, (i) no act or failure to act on your part shall be considered “willful” unless it is done or omitted to be done by you in bad faith and without reasonable belief that the act or failure to act was in the best interest of the Company, and (ii) while you are serving on the Board, you shall take no part in any determination as to whether “Cause” exists hereunder.

As used herein, “Good Reason” means the occurrence of one or more of the following, without your written consent: (i) a material reduction in your base salary or target annual bonus; (ii) a material diminution of your title, duties, responsibilities or reporting lines (other than your transition to Executive Chairman as contemplated above); (iii) a material change in the principal geographic location at which you must perform services, more than fifty (50) miles from the Company’s head office; (iv) a material breach by the Company of this Offer Letter. Any such event shall not constitute Good Reason unless and until you have provided the Company with written notice thereof no later than sixty (60) days following the initial occurrence of such event and the Company shall have failed to remedy such event (if capable of being remedied) within thirty (30) days of receipt of such notice, and you must terminate your employment with the Company within sixty (60) days after the expiration of such thirty (30)-day remedial period.

As used herein, “Disability” shall have the meaning set forth in the Equity Plan.

Any severance payments to you under this Offer Letter shall begin only after the date of your “separation from service” within the meaning of Section 409A and determined as set forth below, which occurs on or after date of the termination of your employment, and shall be subject to the following provisions:

(i)    The intent of the parties is that payments and benefits under this Offer Letter comply with, or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith. For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter will be treated as a right to receive a series of separate and distinct payments. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(ii)    If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in this Offer Letter.

(iii)    If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(A) Each installment of the severance payments that, in accordance with the dates and terms set forth in this Offer Letter, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in this Offer Letter; and

(B) Each installment of the severance payments that is not described in clause (iii)(A) above and that would, absent this clause (B), be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six (6) months and one (1) day after such “separation from service” (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one (1) day following your “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Offer Letter; provided, however, that the preceding provisions of this clause (B) shall not apply to any installment of severance payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the “separation from service” occurs.

(iv)    The determination of whether and when your “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section l.409A-1(h). Solely for purposes of this paragraph (iv), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(v)    All reimbursements and in-kind benefits provided under the Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(vi)    Notwithstanding any other provision of this Offer Letter, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this Offer Letter are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, that section. If either you or the Company reasonably determines that any payment to you will violate Section 409A, you and the Company agree to use reasonable best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A to the extent that the restructuring is consistent with the original economic intent of the parties. You and the Company agree to execute any and all amendments to this Offer Letter (or any other applicable agreement) that are consistent with the original economic intent of the parties and promote compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment to you was (or may be) made in violation of Section 409A, the Company will cooperate, to the extent commercially reasonable, with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to you; provided, that such correction is consistent with the commercial intent of the parties hereunder; provided, further, that in no event shall the Company be obligated to incur any material cost in connection with its obligations under this sentence.

Notwithstanding anything to the contrary contained in this Offer Letter, to the extent that any of the payments and benefits provided for under this Offer Letter or any other agreement or arrangement between the Company and you (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of such Payments retained by you shall be subject to excise tax under Section 4999 of the Code; provided, however, such reduction shall only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in your receipt on an after-tax basis, of the greatest amount of benefits under this Offer Letter, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code; provided, further, that this sentence shall not apply if, immediately before the change in ownership or control on which such Payment is contingent or otherwise relates, no stock in the Company is readily tradeable on an established securities market or otherwise (as determined in accordance with Treasury Reg. Section 1.280G-1 Q&A 6). In the event of a determination that such reduction is to take place, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Notwithstanding the foregoing, if any Payments would not be subject to such excise tax if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, subject to your waiver of the rights to such Payments in accordance with Section 280G of the Code with respect to any portion of the Payments that would otherwise be subject to excise tax imposed by Section 4999 of the Code (before giving effect to any reduction in Payments contemplated in the two preceding sentences), the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments. To the extent the Company submits any payment or benefit payable to you under this Offer Letter or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by you and in the order prescribed in the preceding paragraph. In no event shall you have any discretion with respect to the ordering of payment reductions. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph. If the limitation set forth in this paragraph is applied to reduce an amount payable to you, and the Internal Revenue Service successfully asserts that, despite the reduction, you have nonetheless received payments which are in excess of the maximum amount that could have been paid to you without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to you, you may repay such excess amount to the Company as though such amount constitutes a loan to you made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

You will be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to, time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. In addition, the Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties, subject to the Company’s expense reimbursement policies applicable to senior executives in effect from time to time. You will be entitled to paid vacation time in accordance with the policies of the Company.

The Company will reimburse you, or pay directly on your behalf, for the reasonable and documented attorneys’ fees you incur in connection with the review and negotiation of this Offer Letter and any related matters, up to a maximum of $15,000, with such payment to be made within thirty (30) days after you submit appropriate documentation together with a written request specifying the amount of such legal expenses.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Offer Letter.

This offer of employment is contingent upon (x) your consent to a background check with results satisfactory to the Company, (y) your execution of the Company’s Proprietary Information and Inventions Assignment Agreement, which is attached hereto as Exhibit C (“PIIA”), and (z) your presentation of satisfactory documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. Notwithstanding any other provision in the PIIA or any other agreement between you and the Company, Company Confidential Information shall not include any information that (i) is or becomes generally used in the industry or publicly available through lawful means and absent any wrongful conduct by you or others; (ii) any information that was known by you or lawfully in your possession prior to your employment with the Company; and (iii) is independently developed or lawfully disclosed to you by a third party that is unrelated to the Company and is not bound by obligations of confidentiality to the Company with respect to such information.

All notices or other communications required or permitted to be given under this Offer Letter shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you shall be sent to your most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the Chairperson of the Board at the email address provided by the Company for such person.

This Offer Letter, together with any documents relating to the Company equity held by you (other than any Prior Agreements), any stock grant notices or stock agreements referenced herein and the PIIA, constitutes the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. The terms of this Offer Letter may only be modified in a specific writing signed by Executive and an authorized representative of the Company. The invalidity or unenforceability of any provision or provisions of this Offer Letter will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. The terms in this Offer Letter may only be modified in writing and signed by you and a member of the Board. In the event of any conflict between any of the terms in this Offer Letter and the terms of any other agreement between you and the Company, the terms of this Offer Letter will control. This Offer Letter may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Offer Letter by facsimile or other electronic signature is legal, valid and binding for all purposes.

To aid in the rapid and economical resolution of any disputes that may arise in the course of the employment relationship, you and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Offer Letter, Company equity held by you (including, but not limited to, Founder’s Equity, Anti-Dilution Shares, and Additional Shares, if any), your employment relationship with the Company, or the termination of your employment relationship with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California, conducted before a single neutral arbitrator selected and administered in accordance with the employment arbitration rules & procedures or then applicable equivalent rules of JAMS (the “JAMS Rules”) and the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq. A copy of the JAMS rules may be found on the JAMS website at www.jamsadr.com. BY AGREEING TO THIS ARBITRATION

PROCEDURE, YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE, CLAIM OR DEMAND THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING IN ANY JURISDICTION. You will have the right to be represented by legal counsel at any arbitration proceeding, at your expense. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall administer and conduct any arbitration in accordance with California law and shall apply substantive and procedural California law to any such dispute, claim or demand, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Nothing in this Offer Letter is intended to prevent either you or the Company from obtaining injunctive relief (or any other provisional remedy) in any court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8 to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration). The Company shall pay the arbitrator’s fees, arbitration expenses and any other costs unique to the arbitration proceeding (recognizing that each side shall bear its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court); provided, however, that the arbitrator shall award attorney’s fees and costs to the prevailing party, except as prohibited by law.

We are very excited about having you join our team and I anticipate that you will make many important contributions to the Company and its strategic mission. Please acknowledge your acceptance of this offer by returning a signed copy of this Offer Letter.

Very truly yours,

Gossamer Bio Services, Inc.

By:	/s/ Sheila Gujrathi
Name: Sheila Gujrathi
Title: President & Chief Operating Officer

Accepted and agreed:

/s/ Faheem Hasnain

Faheem Hasnain

[Gossamer Bio Services, Inc. – Signature Page to Offer Letter]

Exhibit A

Outside Board Positions

Vital Therapies, Inc.

Tocagen, Inc.

Sente, Inc.

Kura Oncology, Inc.

Exhibit B

Form of Release

In consideration of the Termination Benefits (as defined in the Offer Letter) provided and to be provided to me by Gossamer Bio, Inc., or any successor thereof (the “Company”) pursuant to my Offer Letter with Company dated January 4, 2018 (the “Offer Letter”), and in connection with the termination of my employment, the Company and I agree to the following, including a general release as specified below (the “Release”).

1.    On behalf of myself, my heirs, executors, administrators, successors and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release (except with respect to Termination Benefits under the Offer Letter and any other rights that I have accrued under the employee benefit plans and equity award plans of the Company). The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.

2.    The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.” This Release does not extend to, and has no effect upon, (i) any benefits that have previously accrued, and to which I have become vested or otherwise entitled to, under any agreement, employee benefit plan, program or policy sponsored or maintained by the Company; (ii) my right to indemnification and/or contribution, advancement or payment of related expenses by the Company under any written indemnification or other agreement between the parties; (iii) my right to continued coverage by the Company’s director’s and officer’s insurance, other insurance policies of the Company, COBRA or any similar state law; (iv) any claims for breach of this agreement; and (v) any claims arising after the date I sign the Release.

3.    In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release will prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver, such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek state disability or unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor

Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnification Agreement between me and the Company, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as are other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.

4.    I understand and agree that Company will not provide me with the Termination Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

5.    In my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

6.    I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7.    I agree to keep the Termination Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my accountant, my spouse or other immediate family member and/or my financial consultant, or as required by legal process or applicable law or otherwise responding accurately and fully to any question, inquiry or request for information or documents, including, without limitation, in any criminal, civil, or regulatory proceeding or investigation, or as necessary in any action for enforcement or claimed breach of this Release or any other legal dispute with the Company. Nothing in this Offer Letter shall prohibit me from reporting or disclosing information under the terms of the Company’s Reporting Suspected Violations of Law Policy or such similar policy as the Company may have in effect from time to time.

8.    I understand and agree that the Release will not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

9.    I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall not, and shall cause its directors, executive officers, employees and representatives not to, make any negative or disparaging statements or comments, either as fact or as opinion, about you. Nothing in this paragraph will prohibit me or the Company from providing truthful information in response to a subpoena or other legal process.

10.    Any controversy or claim arising out of or relating this Release, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, will be submitted to arbitration consistent with the terms of the Offer Letter.

11.    As a condition of my receipt of the Termination Benefits, I agree that, upon reasonable notice (after taking into account, to the extent reasonably practicable, my other personal and business commitments) and without the necessity of Company obtaining a subpoena or court order, I will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during my employment as to which I may have relevant information and any other matter for which I was responsible or had knowledge of through date of my termination of employment. Such cooperation may include, but will not be limited to, providing background information within my knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, I agree to cooperate with the transition of my job responsibilities on any termination of employment and cooperate in providing information on matters on which I was involved while an employee..

12.    I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period and no one coerced me into executing the Release. I understand that the offer of the Termination Benefits and the Release will expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release will not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Termination Benefits will become available to me at such time after the Effective Date.

13.    In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Termination Benefits and supersedes any or all prior representations and agreements regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of the Release such as my Offer Letter, confidential information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can be changed only by another written agreement signed by me and an authorized representative of Company.

14.    Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

15.    The Termination Benefits provided and to be provided to me by the Company consist of the applicable benefits and payments in accordance with the Offer Letter.

16.    The Release may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of the Release by facsimile or other electronic signature is legal, valid and binding for all purposes.

17.    The Release will be governed by and enforced under California law, without regard to its conflict of law rules that would result in the application of the laws of any other jurisdiction.

[Signature page follows]

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Executed this day of , 20

Agreed and Accepted:

Gossamer Bio Services, Inc.

By:

Title:

Date:

Exhibit C

Proprietary Information and Inventions Assignment Agreement

GOSSAMER BIO SERVICES, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms an agreement (“Agreement”) between you and GOSSAMER BIO SERVICES, INC., a Delaware corporation (the “Company,” which term includes the Company’s parent, Gossamer Bio, Inc. (“Parent”), Parent’s subsidiaries, and any other entity in which I am asked to provide services for, and each of their respective successors and assigns), which is a material part of the consideration for my employment and continued employment by the Company:

PROPRIETARY INFORMATION. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company, its business partners or its customers or suppliers which may be learned by me during the period of my employment or any period prior thereto wherein I was performing services for the Company or any predecessor thereof. For purposes of this Agreement, “Proprietary Information” is any information, data, trade secret or know-how (whether in tangible or electronic form or maintained in mind or memory or in another intangible form of expression) that was or is developed by, or became or becomes known by the Company or me in relation to my employment with the Company or otherwise concerns the business, operations, products, or technology of the Company, or was or is assigned or otherwise conveyed to the Company. “Proprietary Information” also includes, without limitation, all financial, business, scientific, technical, economic and/or engineering information, including without limitation, business strategies, business plans, forecasts, strategies, development plans, promotional and marketing objectives, results of research, trials or operations, pricing, customer lists, supplier lists, patent disclosures, patent applications, know-how, trade secrets, compilations, ideas, inventions, improvements, research, discoveries, techniques, methods, processes, manufacturing techniques, procedures, formulations, designs, patterns, drawings, flow charts, schematics, tooling, plans, configurations, specifications, documents, data sheets, mock-ups, models, compounds, compositions, structures, prototypes, programs, computer code, algorithms, mechanisms, materials, equipment, samples, test results, opinions, data, analysis, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees and other proprietary information. Proprietary Information does not include any of the foregoing items that is or has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

COVENANTS AND AGREEMENTS. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

Confidentiality. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the

Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

Return of Company Documents. In the event of the termination of my employment by me or by the Company for any reason, I shall return all physical and electronic documents and records and all apparatus, equipment and other property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

Disclosure of Inventions. I will promptly disclose to the Company, or any persons designated by it, all Inventions made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment or any period prior thereto wherein I was performing services for the Company or any predecessor thereof, in sufficient detail to enable the Company to practice such inventions. “Inventions” includes all improvements, inventions, discoveries, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, industrial designs, know-how and data, whether or not patentable. I will also disclose to the Company all Inventions conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company. Such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section 2(e) below.

Ownership; Assignment of Inventions. I agree that all Proprietary Information, and all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment or any period prior thereto wherein I was performing services for the Company or any predecessor thereof, are and shall be the sole property of the Company to the maximum extent permitted by law. I hereby assign to the Company any and all rights I may have or acquire in such Inventions and/or in any other Proprietary Information of the Company and any and all worldwide patents, patent applications, copyrights, mask work rights, industrial design rights, trade secret rights and other intellectual property rights related thereto or resulting therefrom. The Company’s ownership and my assignment hereunder shall not extend to Inventions that (a) qualify fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit A, if I am employed in California or (b) I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by me for the Company.

Assignment of Moral Rights. In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company any and all “Moral Rights” (as defined below) that I may have in or with respect to any Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Invention, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an invention to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

Work for Hire. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

Prior Inventions. I have attached as Exhibit B a complete list of all Inventions or improvements that relate to the business of the Company or actual or demonstrably anticipated research or development of the Company, that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company or any period prior thereto wherein I was performing services for the Company or any predecessor thereof that I desire to clarify for the record are not Inventions which are to be assigned to Company under this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. I will not use any prior Inventions in the performance of my duties without the prior express written consent of my supervisor, and if I do (but only if I do), I hereby grant to Company a perpetual, irrevocable, royalty-free, worldwide, full paid-up, transferable, sub-licensable, right and license to use and exploit the same.

Enforcement of Inventions; Further Actions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining and enforcing patents, copyrights, trade secret rights, rights with respect to mask works or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company and any designee of the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights, rights with respect to mask works or other rights thereon with the same legal force and effect as if executed by me.

Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

Non-Competition. During the period of my employment with the Company, without the prior written approval of an executive officer of the Company (or if I am an executive officer of the Company, without the prior approval of the Company’s Board of Directors), I will not, either as an employee, employer, consultant, agent, principal, partner or officer, engage or participate in any employment, business or activity that is directly competitive with the business or proposed business of the Company, and will not assist any other person or organization in directly competing with the Company, or in preparing to engage in direct competition with the business or proposed business of the Company. The provisions of this section shall apply both during normal working hours and at all other times, including, without limitation, nights, weekends and vacation time, while I am employed by the Company.

No Solicitation. During the term of my employment and for one (1) year thereafter, I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company; provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

No Conflicting Obligations. I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with my employment with the Company.

No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless expressly authorized in writing by that former employer or person. Unless disclosed on Exhibit B hereto, I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

GENERAL PROVISIONS.

Employment. I agree and understand that my employment with the Company constitutes “AT-WILL” employment and that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

Successors and Assigns. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void.

Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

Titles. The titles and headings appearing at the beginning of the numbered sections and at the beginning of paragraphs have been inserted for convenience only and do not constitute any part of this Agreement.

Governing Law; Consent to Personal Jurisdiction. I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

Entire Agreement; Amendment. This Agreement and the Exhibits hereto contain the entire understanding between the parties relating to the subject matter hereof and supersede any and all prior agreements, understandings and arrangements, whether written or oral, between the parties relating to such subject matter hereof. This Agreement may only be amended in writing by the Company and me and our respective permitted successors and assigns.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

[Signature Page Follows]

Dated:

Name: Faheem Hasnain

Accepted and Agreed to:

GOSSAMER BIO SERVICES, INC.

By:
	Name:	Sheila Gujrathi
	Title:	President & Chief Operating Officer

[SIGNATURE PAGE TO PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT]

EXHIBIT A

§2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)    Any provisions in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT B

GOSSAMER BIO SERVICES, INC.

Ladies and Gentlemen:

1.    The following is a complete list of all inventions or improvements that relate to the business of GOSSAMER BIO SERVICES, INC. (the “Company”) or actual or demonstrably anticipated research or development of the Company, that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company or any period prior thereto wherein I was performing services for the Company or any predecessor thereof that I desire to clarify for the record are not Inventions which are to be assigned to Company under the Company’s Proprietary Information and Inventions Agreement.

☒    No inventions or improvements.

☐    See below:

Invention Description	Patent No.	Date of Issue

☐    Additional sheets attached.

2.    I propose to bring to my employment the following materials and documents of a former employer (provide copies of express written authorizations by former employer, if applicable):

☒    No materials or documents.

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